	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
FD
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP ACQUIRES RIVARD

SEGUIN, Texas, May 30, 2008 – Alamo Group Inc. (NYSE: ALG) announced that effective today it has completed the acquisition of Rivard Developpement (“Rivard”), a leading French manufacturer of vacuum trucks, high pressure cleaning systems and trenchers.  The purchase price was €14.5 million plus the assumption of certain liabilities.  The majority of the purchase price was funded utilizing the Company’s cash reserves in Europe, with the balance from bank credit facilities. Rivard’s sales in 2007 were €40 million, (approximately US $62 million) and the company has 275 full-time employees.  Rivard is located in Daumeray, France and was founded in 1952.

Ron Robinson, Alamo Group’s President and Chief Executive Officer, commented, “Rivard is an excellent fit for Alamo Group.  We believe the acquisition will be accretive in 2008 and its products are complementary with those we currently offer in North America.  This acquisition is also consistent with our ongoing strategy to broaden our range of infrastructure maintenance equipment to governmental entities and related contractors.”

Geoffrey Davies, Alamo Group’s Vice President & European Managing Director, added, “The acquisition of Rivard immediately broadens our product offering to many of our customers in Europe and other markets we serve. Rivard has been a successful, growing company with high quality products, modern production facilities and an experienced and dedicated work force.  As a part of Alamo Group, we believe we can capitalize on Rivard’s successes, moving beyond their traditional products and markets.  We are excited about the growth opportunity this provides Alamo in Europe.”

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ALAMO GROUP ACQUIRES RIVARD	Page 2

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, pothole patchers, excavators, vacuum trucks, agricultural implements and related after market parts and services.  The Company, founded in 1969, has over 2,400 employees and operates sixteen plants in North America and Europe as of February 2008.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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